Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 27, 2018

SOTHERLY HOTELS INC. REPORTS FINANCIAL RESULTS

FOR THE YEAR ENDED DECEMBER 31, 2017

Williamsburg, Virginia – February 27, 2018 – Sotherly Hotels Inc. (NASDAQ: SOHO), (“Sotherly” or the “Company”), a self-managed and self-administered lodging real estate investment trust (a “REIT”), today reported its consolidated results for the fourth quarter and year ended December 31, 2017. The Company’s results include the following*:

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	($ in thousands except per share data)		($ in thousands except per share data)
Total Revenue	$38,160	$35,935	$154,267	$152,846
Net loss available to common stockholders	(3,937)	(746)	(3,339)	(218)

EBITDA	8,552	6,732	34,625	33,954
Hotel EBITDA	10,003	8,392	40,989	40,013

FFO	107	2,915	12,418	15,140
Adjusted FFO available to common stockholders	3,333	2,077	15,664	15,100

Net loss per share available to common stockholders	$(0.29)	$(0.05)	$(0.24)	$(0.01)
FFO per share and unit	$0.01	$0.17	$0.80	$0.91
Adjusted FFO available to common holders per share and unit	$0.22	$0.12	$1.00	$0.90

(*)  Earnings before interest, taxes, depreciation and amortization (“EBITDA”), hotel EBITDA, funds from operations (“FFO”), adjusted FFO, FFO per share and unit and adjusted FFO per share and unit are non-GAAP financial measures. See further discussion of these non-GAAP measures, including definitions related thereto, and reconciliations to net income (loss) later in this press release. The Company is the sole general partner of Sotherly Hotels LP, a Delaware limited partnership (the “Operating Partnership”), and all references in this release to the “Company”, “Sotherly”, “we”, “us” and “our” refer to Sotherly Hotels Inc., its Operating Partnership and its subsidiaries and predecessors, unless the context otherwise requires or where otherwise indicated.

HIGHLIGHTS:

•

RevPAR.  Room revenue per available room (“RevPAR”) for the Company’s composite portfolio, which includes the performance of the rooms participating in our rental program at the Hyde Resort & Residences, during the three-month period ending December 31, 2017, increased 7.6% over the three months ended December 31, 2016, to $94.42 driven by a 1.2% decrease in occupancy and an 8.9% increase in average daily rate (“ADR”). For the twelve-month period ending December 31, 2017, RevPAR increased 3.6% over the twelve months ended December 31, 2016, to $101.70 driven by a 1.4% decrease in occupancy and a 5.1% increase in ADR.

•

Common Dividends. As previously reported on January 30, 2018, the Company announced its quarterly dividend (distribution) on its common stock (and units) at $0.115 per share (and unit) to be paid on April 11, 2018 to stockholders (and unitholders) of record as of March 15, 2018.

•

Hotel EBITDA. The Company generated hotel EBITDA of approximately $10.0 million during the three-month period ending December 31, 2017, an increase of 19.2%, or approximately $1.6 million, from the three months ended December 31, 2016.  For the twelve-month period ending December 31, 2017, hotel EBITDA increased 2.4%, or approximately $1.0 million, from the twelve months ended December 31, 2016.

•

EBITDA. The Company generated EBITDA of approximately $8.6 million during the three-month period ending December 31, 2017, an increase of 27.0% or approximately $1.8 million compared to the three months ended December 31, 2016. For the twelve-month period ending December 31, 2017, EBITDA increased 2.0% or approximately $0.7 million from the twelve months ended December 31, 2016.

•

Impact of Tax Reform on Our Current Period Income Tax Provision. The Tax Cuts and Jobs Act was recently enacted and made numerous changes to the U.S. federal income tax laws. The Company is required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. The reduction in the federal corporate tax rate negatively impacted fourth quarter 2017 results but is expected to positively impact future after-tax earnings. The impact of the revaluation of the deferred tax asset is approximately $2.7 million, which is a one-time non-cash charge to earnings.

•

Adjusted FFO. For the three-month period ending December 31, 2017, adjusted FFO increased 60.5% or approximately $1.3 million from the three months ended December 31, 2016.  For the twelve-month period ending December 31, 2017, adjusted FFO increased 3.7% or approximately $0.6 million from the twelve months ended December 31, 2016.

Andrew M. Sims, Chairman and Chief Executive Officer of Sotherly Hotels Inc., commented, “The Company posted a very strong fourth quarter to end 2017 on a high note, with favorable financial metrics measured against the prior year. For the quarter, RevPAR increased 7.6%, EBITDA increased 27.0%, and Adjusted FFO increased 60.5%, as compared to prior year.  Notwithstanding two major hurricanes and a significant property casualty at our Houston hotel, we were able to manage through to post respectable year over year results, with annual Adjusted FFO per share increasing 11.1% over 2016.”

Balance Sheet/Liquidity

At December 31, 2017, the Company had approximately $33.4 million of available cash and cash equivalents, of which approximately $3.7 million was reserved for real estate taxes, insurance, capital improvements and certain other expenses or otherwise restricted. The Company had approximately $297.3 million in outstanding debt at a weighted average interest rate of approximately 4.66%.

On October 11, 2017, the Company closed a sale and issuance of 1,200,000 shares of its 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”), for net proceeds after expenses of approximately $28.1 million.  On October 17, 2017, the Company closed a sale and issuance of an additional 100,000 shares of its Series C Preferred Stock, for net proceeds of approximately $2.4 million, in connection with the partial exercise of the underwriters’ option to purchase additional shares. We used a portion of the net proceeds to redeem on November 15, 2017, the entire $25.3 million aggregate principal amount of the Operating Partnership’s 7.0% Senior Unsecured Notes due 2019 (the “7% Notes”), and we intend to use the remaining net proceeds for general corporate purposes, including potential future acquisitions of hotel properties.

On December 2, 2016, the Company’s board of directors authorized a stock repurchase program under which the Company may purchase up to $10.0 million of its outstanding common stock, par value $0.01 per share, at prevailing prices on the open market or in privately negotiated transactions, at the discretion of management.  The Company has used and expects to continue to use available working capital to fund purchases under the stock repurchase program.  The repurchase program is authorized until December 31, 2018, unless extended by the board of directors.  As of December 31, 2017, the Company has repurchased 882,820 shares of common stock at an average price of $6.68 per share totaling approximately $5.9 million.  The repurchase program may be suspended or discontinued at any time, and the Company is not obligated to acquire any particular amount or number of shares.

Subsequent to the balance sheet date, on February 1, 2018 the Company drew down the final $5.0 million of loan proceeds available on the Hilton Wilmington Riverside mortgage loan after completing a significant portion of the renovation of the hotel and meeting certain other requirements under the loan documents.

Subsequent to the balance sheet date, on February 12, 2018 the Company and the Operating Partnership closed on a sale and issuance by the Operating Partnership of an aggregate $25.0 million of the 7.25% senior unsecured notes of the Operating Partnership, unconditionally guaranteed by the Company (the “7.25% Notes”), for net proceeds after estimated expenses of approximately $23.3 million.  The Operating Partnership intends to use the net proceeds from this offering, together with existing cash on hand and $57.0 million of first and second lien asset-level mortgage indebtedness, to finance the acquisition of the Hyatt Centric Arlington hotel located in Arlington, Virginia (the “Arlington Hotel”) and for general corporate purposes, including acquisition of additional hotels, the repayment of other outstanding indebtedness, capital expenditures, the improvement of hotels in our portfolio and working capital and other general purposes

Subsequent to the balance sheet date, on February 26, 2018 we entered into a First Amendment to Loan Agreement, Amended and Restated Promissory Note, and other related documents with International Bank of Commerce to amend the terms of the mortgage loan on The Whitehall hotel located in Houston, TX.  Pursuant to the amended loan documents, the maturity date is extended until February 26, 2023, the loan amortizes on a 25-year schedule with payments of principal and interest beginning immediately, and the loan has an initial principal balance of $15.0 million.

Portfolio Update

On October 25, 2017, the Company rebranded its property in Hollywood, Florida from the Crowne Plaza Hollywood Beach Resort to the DoubleTree Resort by Hilton Hollywood Beach and a $7.1 million renovation of the guestrooms and public space is complete.

At the Company’s hotel in Wilmington, North Carolina, a $10.0 million renovation of the guestrooms and public space is underway, in anticipation of an upcoming rebranding in early 2018.  As of December 31, 2017, the Company had incurred costs of approximately $7.0 million.  Renovations are expected to be complete in March 2018.

On December 13, 2017, we entered into a hotel purchase and sale agreement to purchase the Arlington Hotel from RP/HH Rosslyn Hotel Owner, LP (the “Seller”) for an aggregate purchase price of approximately $81.0 million.  On January 11, 2018, we entered into an amendment to the hotel purchase and sale agreement to provide an additional credit at closing in the amount of $1.3 million, following which the aggregate purchase price will be approximately $79.7 million.  Pursuant to the hotel purchase and sale agreement, we have agreed to purchase, subject to the satisfaction of certain conditions, including entering into a new franchise agreement with Hyatt or making other arrangements to satisfy the obligations of the Seller under the existing franchise agreement, the accuracy of representations and warranties contained in the hotel purchase agreement through closing, and conditions related to the operation and maintenance of the Arlington Hotel, the Seller’s right, title, and interest in: (i) the Arlington Hotel; (ii) a ground lease for the real property associated with the Arlington Hotel; and (iii) certain other tangible and intangible property relating to the Arlington Hotel.  Pursuant to the hotel purchase and sale agreement, as amended, we have made non-refundable deposits totaling $2.0 million.  We structured the transaction to provide flexibility in qualifying the Arlington Hotel as a replacement property in a potential future like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986.

2018 Outlook

Set forth below is the Company’s guidance for 2018, which accounts for the impact of renovations at the Company’s hotels in Wilmington and Tampa, the issuance of the 7.25% Notes, and the anticipated closing of the acquisition of the Arlington Hotel.  The guidance is predicated on estimates of occupancy and ADR that are consistent with the most recent 2018 calendar year forecasts by STR for the market segments in which the Company operates.

The table below reflects the Company’s projections, within a range, of various financial measures for 2018, in thousands of dollars, except per share and RevPAR data:

	2018 Guidance
	Low Range	High Range

Total revenue	$167,750	$169,095
Net loss	(2,804)	(2,352)

EBITDA	40,997	41,481
Hotel EBITDA	46,997	47,581

FFO	15,843	16,352
Adjusted FFO available to common stockholders	15,873	16,493

Net income (loss) per share available to common stockholders	$(0.21)	$(0.17)
FFO per share and unit	$1.04	$1.07
Adjusted FFO available to common holders per share and unit	$1.04	$1.08
Rev PAR	$106.23	$107.09
Hotel EBITDA margin	31.4%	31.6%

Earnings Call/Webcast

The Company will conduct its fourth quarter 2017 conference call for investors and other interested parties at 10:00 a.m. Eastern Time on Tuesday, February 27, 2018. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 888-339-0107 (United States) or 855-669-9657 (Canada) or +1 412-902-4188 (International). To participate on the webcast, log on to www.sotherlyhotels.com at least 15 minutes before the call to download the necessary software. For those unable to listen to the call live, a taped rebroadcast will be available beginning one hour after completion of the live call on February 27, 2018 through February 26, 2019. To access the rebroadcast, dial 877-344-7529 and enter conference number 10113019.  A replay of the call also will be available on the Internet at www.sotherlyhotels.com until February 26, 2019.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in eleven hotel properties, comprising 2,838 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Marriott International, Inc. brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Vice President – Operations & Investor Relations

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

757.229.5648

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions that affect occupancy rates and revenues at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition and new supply of hotel rooms, increases in wages, energy costs and other operating costs; risks associated with adverse weather conditions, including hurricanes; the availability and terms of financing and capital and the general volatility of the securities markets; the Company’s intent to repurchase shares from time to time; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements; management and performance of the Company’s hotels; risks associated with maintaining our system of internal controls; risks associated with the conflicts of interest of the Company’s officers and directors; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; risks associated with our ability to maintain our franchise agreements with our third party franchisors; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; the Company’s ability to successfully expand into new markets; legislative/regulatory changes, including changes to laws governing taxation of REITs; the Company’s ability to maintain its qualification as a REIT; and the Company’s ability to maintain adequate insurance coverage. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

Financial Tables Follow…

SOTHERLY HOTELS INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Investment in hotel properties, net	$357,799,512	$348,593,912
Investment in hotel properties held for sale, net	-	5,333,000
Cash and cash equivalents	29,777,845	31,766,775
Restricted cash	3,651,197	4,596,145
Accounts receivable, net	5,587,077	4,127,748
Accounts receivable - affiliate	394,026	4,175
Prepaid expenses, inventory and other assets	7,292,565	4,648,469
Deferred income taxes	5,451,118	6,949,340
TOTAL ASSETS	$409,953,340	$406,019,564
LIABILITIES
Mortgage loans, net	$297,318,816	$282,708,289
Unsecured notes, net	-	24,308,713
Accounts payable and accrued liabilities	13,813,623	12,970,960
Advance deposits	1,572,388	2,315,787
Dividends and distributions payable	3,073,483	2,376,527
TOTAL LIABILITIES	$315,778,310	$324,680,276
Commitments and contingencies	—	—
EQUITY
Sotherly Hotels Inc. stockholders’ equity
Preferred stock, $0.01 par value, 11,000,000 shares authorized;
8.0% Series B cumulative redeemable perpetual preferred stock, liquidation preference $25 per share, 1,610,000 shares issued and outstanding at December 31, 2017 and 2016, respectively	16,100	16,100
7.875% Series C cumulative redeemable perpetual preferred stock, liquidation preference $25 per share, 1,300,000 and 0 shares issued and outstanding at December 31, 2017 and 2016, respectively	13,000	—
Common stock, par value $0.01, 49,000,000 shares authorized, 14,078,831 shares and 14,468,551 shares issued and outstanding at December 31, 2017 and 2016, respectively	140,788	144,685
Additional paid-in capital	146,249,339	118,395,082
Unearned ESOP shares	(4,633,112)	—
Distributions in excess of retained earnings	(48,765,860)	(39,545,754)
Total Sotherly Hotels Inc. stockholders’ equity	93,020,255	79,010,113
Noncontrolling interest	1,154,775	2,329,175
TOTAL EQUITY	94,175,030	81,339,288
TOTAL LIABILITIES AND EQUITY	$409,953,340	$406,019,564

SOTHERLY HOTELS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

REVENUE
Rooms department	$24,360,641	$24,302,318	$105,727,372	$108,199,151
Food and beverage department	9,608,761	9,143,598	34,513,695	35,384,530
Other operating departments	4,190,302	2,489,423	14,025,626	9,262,071
Total revenue	38,159,704	35,935,339	154,266,693	152,845,752
EXPENSES
Hotel operating expenses
Rooms department	6,420,838	6,978,596	26,673,727	28,300,126
Food and beverage department	6,666,781	6,106,707	24,585,923	24,357,248
Other operating departments	782,820	558,242	2,711,481	2,438,860
Indirect	14,286,495	13,900,259	59,306,237	57,736,937
Total hotel operating expenses	28,156,934	27,543,804	113,277,368	112,833,171
Depreciation and amortization	4,291,071	3,758,083	16,999,619	15,019,071
Loss on disposal of assets	1,438,323	35,859	1,489,892	365,319
Corporate general and administrative	1,453,385	1,689,169	6,335,926	6,021,065
Total operating expenses	35,339,713	33,026,915	138,102,805	134,238,626
NET OPERATING INCOME	2,819,991	2,908,424	16,163,888	18,607,126
Other income (expense)
Interest expense	(3,900,567)	(3,862,974)	(15,727,628)	(17,735,107)
Interest income	92,415	52,262	218,656	115,785
Loss on early debt extinguishment	(950,261)	(260,217)	(1,178,348)	(1,417,905)
Unrealized gain (loss) on hedging activities	2,364	29,182	(28,384)	(37,384)
Gain (loss) on sale of assets	(1,574)	—	76,233	—
Gain on involuntary conversion of assets	1,201,061	—	2,242,876	—
Net income (loss) before income taxes	(736,571)	(1,133,323)	1,767,293	(467,485)
Income tax (provision) benefit	(2,319,694)	1,059,236	(1,737,804)	1,367,634
Net income (loss)	(3,056,265)	(74,087)	29,489	900,149
Less: Net loss attributable to the noncontrolling interest	486,379	132,944	413,014	26,567
Net income (loss) attributable to the Company	(2,569,886)	58,857	442,503	926,716
Distributions to preferred stockholders	(1,366,639)	(805,000)	(3,781,639)	(1,144,889)
Net loss available to common stockholders	$(3,936,525)	$(746,143)	$(3,339,136)	$(218,173)
Net loss per share available to common stockholders
Basic & Diluted	$(0.29)	$(0.05)	$(0.24)	$(0.01)
Weighted average number of common shares outstanding
Basic & Diluted	13,699,225	14,895,203	13,829,330	14,896,994

SOTHERLY HOTELS INC.

KEY OPERATING METRICS

(unaudited)

The following tables illustrate the key operating metrics for the three and twelve months ended December 31, 2017 and 2016, respectively, for the Company’s wholly-owned properties (“actual” portfolio metrics), as well as the eleven wholly-owned properties in the portfolio that were under the Company’s control during the three and twelve months ended December 31, 2017 and the corresponding periods in 2016 (“same-store” portfolio metrics). Accordingly, the same-store data does not reflect the performance of the Crowne Plaza Hampton Marina which was sold in February 2017, or our interest in the Hyde Resort & Residences which was acquired on January 30, 2017.  The composite portfolio metrics represent all of the Company’s wholly-owned properties and the participating condominium hotel rooms at the Hyde Resort & Residences during the three and twelve months ended December 31, 2017 and the corresponding periods in 2016.

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Actual Portfolio Metrics
Occupancy %	64.0%	63.2%	70.4%	69.8%
ADR	$145.71	$138.81	$144.03	$140.63
RevPAR	$93.30	$87.73	$101.44	$98.18
Same-Store Portfolio Metrics
Occupancy %	64.0%	64.6%	70.6%	70.7%
ADR	$145.71	$140.71	$144.21	$142.71
RevPAR	$93.30	$90.90	$101.88	$100.91
Composite Portfolio Metrics
Occupancy %	62.4%	63.2%	68.8%	69.8%
ADR	$151.21	$138.81	$147.77	$140.63
RevPAR	$94.42	$87.73	$101.70	$98.18

SOTHERLY HOTELS INC.

SUPPLEMENTAL DATA

(unaudited)

The following tables illustrate the key operating metrics for the three and twelve months ended December 31, 2017, 2016 and 2015, respectively, for each of the Company’s wholly-owned properties during each respective reporting period, irrespective of ownership percentage during any period.

Occupancy

	Q4 2017	Q4 2016	Q4 2015
	YTD	YTD	YTD
Crowne Plaza Hampton Marina (1) Hampton, Virginia	N/A	40.3%	49.3%
	35.4%	55.2%	55.2%
Crowne Plaza Tampa Westshore Tampa, Florida	78.7%	67.2%	71.0%
	79.1%	74.6%	72.5%
The DeSoto Savannah, Georgia	61.6%	63.0%	72.4%
	66.6%	71.5%	76.9%
DoubleTree by Hilton Jacksonville Riverfront Jacksonville, Florida	78.0%	72.0%	62.7%
	79.9%	77.4%	67.4%
DoubleTree by Hilton Laurel Laurel, Maryland	57.8%	52.7%	39.0%
	64.9%	60.5%	48.2%
DoubleTree by Hilton Philadelphia Airport Philadelphia, Pennsylvania	72.2%	67.7%	72.9%
	75.5%	77.0%	79.3%
DoubleTree by Hilton Raleigh Brownstone – University Raleigh, North Carolina	69.9%	66.9%	61.7%
	74.2%	70.0%	71.5%
DoubleTree Resort by Hilton Hollywood Beach (2)(3) Hollywood, Florida	61.0%	73.2%	81.9%
	72.1%	79.6%	80.5%
The Georgian Terrace Atlanta, Georgia	67.0%	70.2%	65.7%
	70.6%	70.8%	69.9%
Hilton Wilmington Riverside (3) Wilmington, North Carolina	61.8%	61.9%	67.6%
	68.3%	70.5%	71.6%
Sheraton Louisville Riverside Jeffersonville, Indiana	48.6%	53.8%	63.6%
	63.8%	63.1%	69.5%
The Whitehall Houston, Texas	41.2%	52.3%	66.2%
	58.1%	54.4%	70.9%
Hyde Resort & Residences (4) Hollywood Beach, Florida	38.4%	N/A	N/A
	37.9%	N/A	N/A
All properties weighted average (1)(2)	62.4%	63.2%	65.9%
	68.8%	69.8%	70.5%

1	Includes only the period of ownership for the Crowne Plaza Hampton Marina up to February 7, 2017.
2	Includes periods of partial ownership in the YTD figures.

3	Property undergoing renovation during the current quarter.
4	Reflects only the condominium units at the Hyde Resort & Residences participating in our rental program for the period those units participated in our rental program.

ADR

	Q4 2017	Q4 2016	Q4 2015
	YTD	YTD	YTD
Crowne Plaza Hampton Marina (1) Hampton, Virginia	N/A	$88.88	$97.64
	$84.95	$96.81	$95.09
Crowne Plaza Tampa Westshore Tampa, Florida	$116.39	$115.81	$106.81
	$119.85	$116.15	$111.08
The DeSoto Savannah, Georgia	$157.93	$151.81	$152.61
	$159.50	$155.87	$154.52
DoubleTree by Hilton Jacksonville Riverfront Jacksonville, Florida	$140.34	$143.00	$122.40
	$132.19	$126.67	$99.48
DoubleTree by Hilton Laurel Laurel, Maryland	$104.74	$105.18	$95.19
	$107.77	$104.35	$94.09
DoubleTree by Hilton Philadelphia Airport Philadelphia, Pennsylvania	$138.64	$137.14	$136.33
	$135.54	$144.92	$136.32
DoubleTree by Hilton Raleigh Brownstone – University Raleigh, North Carolina	$131.29	$140.87	$138.33
	$133.24	$134.74	$131.61
DoubleTree Resort by Hilton Hollywood Beach (2)(3) Hollywood, Florida	$167.71	$156.61	$122.83
	$170.76	$170.57	$172.89
The Georgian Terrace Atlanta, Georgia	$186.21	$160.31	$153.83
	$175.06	$160.89	$155.56
Hilton Wilmington Riverside (3) Wilmington, North Carolina	$143.62	$141.37	$132.55
	$148.69	$147.14	$138.36
Sheraton Louisville Riverside Jeffersonville, Indiana	$138.65	$125.95	$131.74
	$133.86	$137.44	$161.03
The Whitehall Houston, Texas	$154.94	$136.22	$141.61
	$147.66	$140.70	$142.05
Hyde Resort & Residences (4) Hollywood Beach, Florida	$289.66	N/A	N/A
	$282.20	N/A	N/A
All properties weighted average (1)(2)	$151.21	$138.81	$137.21
	$147.77	$140.63	$134.21

1	Includes only the period of ownership for the Crowne Plaza Hampton Marina up to February 7, 2017.
2	Includes periods of partial ownership in the YTD figures.
3	Property undergoing renovation during the current quarter.
4	Reflects only the condominium units at the Hyde Resort & Residences participating in our rental program for the period those units participated in our rental program.

RevPAR

	Q4 2017	Q4 2016	Q4 2015
	YTD	YTD	YTD
Crowne Plaza Hampton Marina (1) Hampton, Virginia	N/A	$35.80	$43.63
	$30.03	$53.40	$51.64
Crowne Plaza Tampa Westshore Tampa, Florida	$91.57	$77.81	$75.85
	$94.81	$86.69	$80.53
The DeSoto Savannah, Georgia	$97.22	$95.67	$110.52
	$106.15	$111.48	$118.89
DoubleTree by Hilton Jacksonville Riverfront Jacksonville, Florida	$109.41	$102.93	$76.77
	$105.56	$98.06	$73.60
DoubleTree by Hilton Laurel Laurel, Maryland	$60.57	$55.42	$38.75
	$69.91	$63.16	$45.86
DoubleTree by Hilton Philadelphia Airport Philadelphia, Pennsylvania	$100.09	$92.88	$99.34
	$102.32	$111.66	$108.11
DoubleTree by Hilton Raleigh Brownstone – University Raleigh, North Carolina	$91.83	$94.28	$85.31
	$98.91	$94.33	$94.16
DoubleTree Resort by Hilton Hollywood Beach (2)(3) Hollywood, Florida	$102.34	$114.65	$99.73
	$123.12	$135.74	$146.53
The Georgian Terrace Atlanta, Georgia	$124.75	$112.54	$101.05
	$123.66	$113.88	$108.70
Hilton Wilmington Riverside (3) Wilmington, North Carolina	$88.75	$87.53	$89.64
	$101.62	$103.72	$99.07
Sheraton Louisville Riverside Jeffersonville, Indiana	$67.38	$67.82	$83.74
	$85.45	$86.60	$111.87
The Whitehall Houston, Texas	$63.90	$71.24	$93.70
	$85.78	$76.56	$100.66
Hyde Resort & Residences (4) Hollywood Beach, Florida	$111.27	N/A	N/A
	$106.84	N/A	N/A
All properties weighted average (1) (2)	$94.42	$87.73	$86.00
	$101.70	$98.18	$98.00

1	Includes only the period of ownership for the Crowne Plaza Hampton Marina up to February 7, 2017.
2	Includes periods of partial ownership in the YTD figures.
3	Property undergoing renovation during the current quarter.
4	Reflects only the condominium units at the Hyde Resort & Residences participating in our rental program for the period those units participated in our rental program.

SOTHERLY HOTELS INC.

RECONCILIATION OF NET INCOME (LOSS) TO

FFO, Adjusted FFO, EBITDA and Hotel EBITDA

(unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net loss available to common stockholders	$(3,936,525)	$(746,143)	$(3,339,136)	$(218,173)
Add: Net loss attributable to noncontrolling interest	(486,379)	(132,944)	(413,014)	(26,567)
Depreciation and amortization	4,291,071	3,758,083	16,999,619	15,019,071
Gain on involuntary conversion of assets	(1,201,061)	—	(2,242,876)	—
Loss on disposal and/or sale of assets	1,439,897	35,859	1,413,659	365,319
FFO	$107,003	$2,914,855	$12,418,252	$15,139,650
Decrease (increase) in deferred income taxes	2,277,994	(1,102,777)	1,498,222	(1,558,966)
Loss on early debt extinguishment	950,261	260,217	1,178,348	1,417,905
Loss on aborted offering costs	—	—	541,129	—
Loan modification fees	—	33,980	—	64,215
Unrealized (gain) loss on hedging activities	(2,364)	(29,182)	28,384	37,384
Adjusted FFO available to common stockholders	$3,332,894	$2,077,093	$15,664,335	$15,100,188

Weighted average number of shares outstanding, basic	13,699,225	14,895,203	13,829,330	14,896,994

Weighted average number of non-controlling units	1,778,140	1,778,140	1,778,140	1,813,941

Weighted average number of shares and units outstanding, basic	15,477,365	16,673,343	15,607,470	16,710,935

FFO per share and unit	$0.01	$0.17	$0.80	$0.91

Adjusted FFO per share and unit	$0.22	$0.12	$1.00	$0.90

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net loss available to common stockholders	$(3,936,525)	$(746,143)	$(3,339,136)	$(218,173)
Add: Net loss attributable to noncontrolling interest	(486,379)	(132,944)	(413,014)	(26,567)
Interest expense	3,900,567	3,862,974	15,727,628	17,735,107
Interest income	(92,415)	(52,262)	(218,656)	(115,785)
Income tax provision (benefit)	2,319,694	(1,059,236)	1,737,804	(1,367,634)
Depreciation and amortization	4,291,071	3,758,083	16,999,619	15,019,071
Loss on early debt extinguishment	950,261	260,217	1,178,348	1,417,905
Loss on disposal and/or sale of assets	1,439,897	35,859	1,413,659	365,319
Gain on involuntary conversion of assets	(1,201,061)	—	(2,242,876)	—
Distributions to preferred stockholders	1,366,639	805,000	3,781,639	1,144,889
EBITDA	8,551,749	6,731,548	34,625,015	33,954,132
Corporate general and administrative	1,453,385	1,689,169	6,335,926	6,021,065
Unrealized (gain) loss on hedging activities	(2,364)	(29,182)	28,384	37,384
Hotel EBITDA	$10,002,770	$8,391,535	$40,989,325	$40,012,581

Non-GAAP Financial Measures

The Company considers the non-GAAP measures of FFO (including FFO per share), EBITDA and hotel EBITDA to be key supplemental measures of the Company’s performance and could be considered along with, not alternatives to, net income (loss) as a measure of the Company’s performance. These measures do not represent cash generated from operating activities determined by generally accepted accounting principles (“GAAP”) or amounts available for the Company’s discretionary use and should not be considered alternative measures of net income, cash flows from operations or any other operating performance measure prescribed by GAAP.

FFO

Industry analysts and investors use Funds from Operations (“FFO”), as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any noncontrolling interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself.

The Company considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs.

Adjusted FFO

The Company presents adjusted FFO, including adjusted FFO per share and unit, which adjusts for certain additional items including changes in deferred income taxes, any unrealized gain (loss) on hedging instruments or warrant derivative, loan impairment losses, losses on early extinguishment of debt, aborted offering costs, loan modification fees, franchise termination costs, costs associated with the departure of executive officers, litigation settlement, over-assessed real estate taxes on appeal, change in control gains or losses and acquisition transaction costs. We exclude these items as we believe it allows for meaningful comparisons between periods and among other REITs and is more indicative than FFO of the on-going performance of our business and assets. Our calculation of Adjusted FFO may be different from similar measures calculated by other REITs.

EBITDA

The Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of those items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrued directly to shareholders.

Hotel EBITDA

The Company defines Hotel EBITDA as net income or loss excluding: (1) interest expense, (2) interest income, (3) income tax provision or benefit, (4) equity in the income or loss of equity investees, (5) unrealized gains and losses on derivative instruments not included in other comprehensive income, (6) gains and losses on disposal of assets, (7) realized gains and losses on investments, (8) impairment of long-lived assets or investments, (9) loss on early debt extinguishment, (10) gains or losses on change in control, (11) corporate general and administrative expense, (12) depreciation and amortization, (13) gains and losses on involuntary conversions of assets (14) distributions to preferred stockholders and (15) other operating revenue not related to our wholly-owned portfolio.  We believe this provides a more complete understanding of the operating results over which our wholly-owned hotels and its operators have direct control.  We believe Hotel EBITDA provides investors with supplemental information on the on-going operational performance of our hotels and the effectiveness of third-party management companies operating our business on a property-level basis. The Company’s calculation of hotel EBITDA may be different from similar measures calculated by other REITs.